This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

LMM LLC


By:_____/s/_Nicholas C. Milano____________________________
        Nicholas C. Milano, Chief Compliance Officer

Legg Mason Capital Management, Inc.


By:_____/s/_Nicholas C. Milano____________________________
        Nicholas C. Milano, Chief Compliance Officer


Legg Mason Opportunity Trust,
a portfolio of Legg Mason Investment Trust, Inc.


By:___/s/_Gregory T. Merz_________________________________
      Gregory T. Merz, Vice President